Exhibit (a)(1)(vii)

SECOND SUPPLEMENT TO THE AMENDED AND RESTATED OFFER TO EXCHANGE

Goodrich Petroleum Corporation

Has Amended Its

Amended and Restated Offer to Exchange

8.875% Senior Notes due 2019

3.25% Convertible Senior Notes due 2026

5.00% Convertible Senior Notes due 2029

5.00% Convertible Senior Notes due 2032

5.00% Convertible Exchange Senior Notes due 2032

for

Shares of Common Stock, par value $0.20 per share

Goodrich Petroleum Corporation (the “Company”) has made an amendment to its previously announced exchange offers in respect of its 8.875% Senior Notes due 2019, 3.25% Convertible Senior Notes due 2026, 5.00% Convertible Senior Notes due 2029, 5.00% Convertible Senior Notes due 2032 and 5.00% Convertible Exchange Senior Notes due 2032, in each case, outstanding as of December 31, 2015 (together, the “Existing Unsecured Notes”), pursuant to the offer to exchange dated January 26, 2016, as amended and restated on February 5, 2016 (the “Offer to Exchange”), and the accompanying amended and restated letter of transmittal.

The Company commenced offers to exchange (the “Exchange Offers”) any and all of its Existing Unsecured Notes, in each case, outstanding as of December 31, 2015, for newly issued shares of its common stock, par value $0.20 per share (the “Common Stock”).

The Company is amending the Offer to Exchange by extending the expiration date of the Exchange Offers to 5:00 p.m., New York City time, on March 16, 2016, as set forth below under the section “Amendment to the Offer to Exchange.”

You should carefully read the “Risk Factors” section beginning on page 20 of the Offer to Exchange before you make any decision regarding the Exchange Offers.

You must make your own decision whether to tender Existing Unsecured Notes in the Exchange Offers, and if so, the amount of Existing Unsecured Notes to tender. Neither the Company, the Information Agent, the Exchange Agent nor any other person is making any recommendation as to whether or not you should tender your Existing Unsecured Notes for exchange in the Exchange Offers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered in the Exchange Offers, or determined if this Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.

Except as set forth in the First Supplement filed on February 25, 2016 and this Second Supplement, the Exchange Offers continue to be governed by the terms and conditions set forth in the Offer to Exchange, and the information contained therein continues to be important to each holder’s decision with respect to the Exchange Offers. Accordingly this First Supplement should be read carefully in conjunction with the Offer to Exchange, which was been previously delivered to holders of the Existing Unsecured Notes. Capitalized terms used herein without definition shall have the respective meanings attributed to such terms in the Offer to Exchange.

The Exchange Offers are subject to the conditions described in “The Exchange Offers—Conditions to the Exchange Offers” in the Offer to Exchange. The Company reserves the right to extend or terminate any of the Exchange Offers if any condition of the Exchange Offers is not satisfied and otherwise to amend the Exchange Offers in any respect.

The date of this Second Supplement to the Offer to Exchange is March 3, 2016.

AMENDMENT TO THE OFFER TO EXCHANGE

1.	General Amendment

All references to the Expiration Date in the Offer to Exchange shall now mean 5:00 p.m., New York City time, on March 16, 2016 (such time and date, as the same may be extended).

THE INFORMATION AGENT AND EXCHANGE AGENT FOR THE EXCHANGE OFFERS IS:

The Information Agent for the Exchange Offers is:

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

(888) 607-6511 (Toll Free)

The Exchange Agent for the Exchange Offers is:

American Stock Transfer & Trust Company, LLC

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, NY 11219

For assistance, call (877) 248-6417 or (718) 921-8317

Additional copies of the Amended and Restated Offer to Exchange, the First Supplement, this Second Supplement, the Third Amended and Restated Letter of Transmittal or other tender offer materials may be obtained from the Information Agent or the Exchange Agent and will be furnished at our expense. Questions and requests for assistance regarding the tender of your securities should be directed to the Information Agent or the Exchange Agent.

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